Exhibit 99.1

News Release – February 15, 2018

CubeSmart Reports 2017 Annual Results

MALVERN, PA -- (Globe Newswire) – February 15,  2018 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2017.

“We continued to execute on our strategic growth plans in 2017, expanding CubeSmart’s owned and managed store count by 18% and opening seven newly developed properties totaling over $200 million of investment,” commented President and Chief Executive Officer Christopher P. Marr. “Fundamentals continue to be impacted by new supply in select submarkets while demand remains steady and broad-based. Looking forward to 2018, we are confident that our operating platform will continue to maximize store performance and our disciplined investment strategy will generate attractive risk-adjusted returns for shareholders.”

Key Highlights for the Fourth Quarter

•	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.22.
•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.41, representing a year-over-year increase of 7.9%.
•	Increased same-store (432 stores) net operating income (“NOI”) 5.4% year over year, driven by 4.0% revenue growth and a 0.1% increase in property operating expenses.
•	Same-store occupancy averaged 92.3% during the quarter, ending the quarter with same-store occupancy of 91.7%.
•	Closed on two property acquisitions totaling $18.6 million.
•	Closed on two properties that the Company previously had under contract to acquire upon completion of construction and issuance of certificate of occupancy (“C/O”) for $29.1 million.
•	Opened for operation one development property for a total cost of $49.3 million.
•	Increased the quarterly dividend 11.1% to an annualized rate of $1.20 per common share from the previous annualized rate of $1.08 per common share.
•	Sold 1.0 million common shares at an average sales price of $29.13 per share, resulting in net proceeds of $29.6 million.
•	Added 37 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 452.

Financial Results

Net income attributable to the Company’s common shareholders was $39.5 million for the fourth quarter of 2017, compared with $23.4 million for the fourth quarter of 2016.  EPS attributable to the Company’s common shareholders was $0.22 for the fourth quarter of 2017, compared with $0.13 for the same period last year.

Net income attributable to the Company’s common shareholders for the year ended December 31, 2017 was $134.3 million, compared to $79.9 million for the year ended December 31, 2016. EPS increased 64.4% to $0.74 for the year ended December 31, 2017 compared with $0.45 for the prior year.

FFO, as adjusted, was $76.3 million for the fourth quarter of 2017, compared with $69.0 million for the fourth quarter of 2016.  FFO per share, as adjusted, increased 7.9% to $0.41 for the fourth quarter of 2017, compared with $0.38 for the same period last year.

Fourth Quarter 2017	Page 1

FFO, as adjusted, for the year ended December 31, 2017 was $291.5 million, compared with $261.2 million for the year ended December 31, 2016. FFO per share, as adjusted, increased 10.4% to $1.59 for the year ended December 31, 2017, compared with $1.44 for the year ended December 31, 2016.

Investment Activity

Acquisition Activity

The Company acquired two stores for $18.6 million during the three months ended December 31, 2017.  These stores are located in Texas (1) and Florida (1). For the full year, the Company acquired four stores for $40.4 million, excluding three properties acquired at C/O. Subsequent to year-end, the Company acquired a store in Texas for $12.2 million and is under contract to acquire a store in Washington D.C. for $34.2 million.

Unconsolidated Joint Venture Activity

On November 1, 2017, the Company formed a new joint venture (“HVP IV”) to acquire self-storage assets in which it will have a 20% ownership position. In conjunction with its formation on November 1, 2017, HVP IV acquired one store for an aggregate purchase price of $9.4 million, of which the Company contributed $1.9 million. Subsequent to year-end, HVP IV acquired two properties for $20.5 million and has two properties under contract for $32.0 million which are expected to close by the second quarter of 2018.  These stores are located in Arizona (1), Maryland (1), and Texas (3).

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. These agreements are structured as either purchases at C/O or as joint venture developments. During the fourth quarter of 2017, the Company acquired two properties at C/O, located in Florida (1) and Illinois (1), for $29.1 million and opened for operation a joint venture development property in New York for a total cost of $49.3 million. For the year ended December 31, 2017, the Company acquired three stores at C/O, opened for operation two wholly-owned development properties and two joint venture development properties for a total cost of $208.3 million.

As of December 31, 2017, the Company had one property located in Florida under contract to purchase at C/O for a total acquisition price of $20.8 million. The purchase of this property is expected to occur during the second quarter of 2018. This acquisition is subject to due diligence and other customary closing conditions, and no assurance can be provided that this acquisition will be completed on the terms described, or at all.

As of December 31, 2017, the Company had six joint venture development properties under development. The Company anticipates investing a total of $230.5 million related to these projects and had invested $74.3 million of that total as of year-end.  These stores are located in Massachusetts (1), New Jersey (1), and New York (4).  The six projects are expected to open at various times between the third quarter of 2018 and the third quarter of 2019.

Third-Party Management

As of December 31, 2017, the Company’s third-party management program included 452 stores totaling 29.6 million square feet.  During the three and twelve months ended December 31, 2017, the Company added 37 stores and 160 stores, respectively, to its third-party management platform.

Fourth Quarter 2017	Page 2

Same-Store Results

The Company’s same-store portfolio at December 31, 2017 included 432 stores containing approximately 29.6 million rentable square feet, or approximately 87.6% of the aggregate rentable square feet of the Company’s 484 owned stores.  These same-store properties represented approximately 91.1% of property NOI for the quarter ended December 31, 2017.

Same-store physical occupancy at period end for the fourth quarter of 2017 was 91.7%, compared with 91.8% for the same quarter of last year.  Same-store revenues for the fourth quarter of 2017 increased 4.0%, and same-store operating expenses increased 0.1% from the same quarter in 2016.  Same-store NOI increased 5.4%, as compared with the same period in 2016.

For the year ended December 31, 2017, same-store revenues increased 4.4%, same-store operating expenses increased 2.8%, and same-store NOI increased 5.1%, as compared with the year ended December 31, 2016.

Operating Results

As of December 31, 2017, the Company’s total owned portfolio included 484 stores containing 33.8 million rentable square feet and had a physical occupancy of 89.2%.

Revenues increased $10.9 million and property operating expenses increased $2.4 million in the fourth quarter of 2017, as compared with the same period in 2016.  Increases in revenues were primarily attributable to increased net effective rents in the same-store portfolio and revenues generated from property acquisitions and recently opened development properties.  Increases in property operating expenses were primarily attributable to $0.9 million of increased expenses associated with newly acquired stores and $1.5 million of increased costs to manage our portfolio and support our growth.

Interest expense increased from $13.3 million during the three months ended December 31, 2016 to $14.9 million during the three months ended December 31, 2017, an increase of $1.6 million.  The increase is attributable to a higher amount of outstanding debt and higher interest rates during the 2017 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended December 31, 2017 increased approximately $74 million from the same period in 2016 from $1,581 million to $1,655 million. The weighted average effective interest rate on our outstanding debt increased from 3.75% for the three months ended December 31, 2016 to 3.83% for the three months ended December 31, 2017.

Financing Activity

During the quarter and for the year ended December 31, 2017, the Company sold 1.0 million common shares of beneficial interest through its at-the-market equity program at an average sales price of $29.13 per share, resulting in net proceeds of $29.6 million, after deducting offering costs. As of December 31, 2017, the Company had 4.7 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On December 14, 2017, the Company declared a dividend of $0.30 per common share, an 11.1% increase compared with the Company’s previously declared quarterly dividend of $0.27 per common share. The dividend was paid on January 16, 2018 to common shareholders of record on January 2, 2018.

Fourth Quarter 2017	Page 3

2018 Financial Outlook

“Our same-store growth expectations assume modest increases in net effective rental rates, the impact of new supply on our portfolio, and continued pressure on real estate taxes,” stated Chief Financial Officer Tim Martin. “Our lease-up properties continue to meet or exceed expectations and our FFO guidance reflects the short-term dilution from this value creation growth strategy.”

The Company estimates that its fully diluted FFO per share, as adjusted, for 2018 will be between $1.60 and $1.65, and that its fully diluted earnings per share for the period will be between $0.76 and $0.81.  Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance.  For 2018, the same store pool will consist of 458 properties totaling 31.6 million square feet.

	Current Ranges for
2018 Full Year Guidance Range Summary	Annual Assumptions
Same-store revenue growth	2.0%	to	3.0%
Same-store expense growth	3.5%	to	4.5%
Same-store NOI growth	1.5%	to	3.0%

Acquisition of wholly-owned operating properties	$50M	to	$100M
Acquisition of properties at C/O	$20.8M		$20.8M
New development openings	$151.7M		$151.7M
Dispositions	$0	to	$50M
Dilution from properties in lease-up	$(0.06)	to	$(0.07)

Property management fee income	$19.0M	to	$21.0M
General and administrative expenses	$36.0M	to	$37.0M
Interest and loan amortization expense	$65.5M	to	$67.5M
Weighted average shares and units	185.3M		185.3M

Earnings per diluted share allocated to common shareholders	$0.76	to	$0.81
Plus: real estate depreciation and amortization	$0.84		$0.84
FFO per diluted share, as adjusted	$1.60	to	$1.65

1st Quarter 2018 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.18	to	$0.19
Plus: real estate depreciation and amortization	$0.20		$0.20
FFO per diluted share, as adjusted	$0.38	to	$0.39

Fourth Quarter 2017	Page 4

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 16, 2018 to discuss financial results for the three and twelve months ended December 31, 2017.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10115564.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through March 16, 2018.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10115564.

Supplemental operating and financial data as of December 31, 2017 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2018 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities

Fourth Quarter 2017	Page 5

determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

Fourth Quarter 2017	Page 6

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•reductions in asset valuations and related impairment charges;

•security breaches or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Fourth Quarter 2017	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Storage properties	$4,161,715	$3,998,180
Less: Accumulated depreciation	(752,925)	(671,364)
Storage properties, net (including VIE assets of $291,496 and $208,048, respectively)	3,408,790	3,326,816
Cash and cash equivalents	5,268	2,973
Restricted cash	3,890	7,893
Loan procurement costs, net of amortization	1,592	2,150
Investment in real estate ventures, at equity	91,206	98,682
Other assets, net	34,590	36,514
Total assets	$3,545,336	$3,475,028

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,142,460	$1,039,076
Revolving credit facility	81,700	43,300
Unsecured term loans, net	299,396	398,749
Mortgage loans and notes payable, net	111,434	114,618
Accounts payable, accrued expenses and other liabilities	143,344	93,764
Distributions payable	55,297	49,239
Deferred revenue	21,529	20,226
Security deposits	486	412
Total liabilities	1,855,646	1,759,384

Noncontrolling interests in the Operating Partnership	54,320	54,407

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 182,215,735 and 180,083,111 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	1,822	1,801
Additional paid-in capital	2,356,620	2,314,014
Accumulated other comprehensive income (loss)	3	(1,850)
Accumulated deficit	(729,311)	(658,583)
Total CubeSmart shareholders’ equity	1,629,134	1,655,382
Noncontrolling interests in subsidiaries	6,236	5,855
Total equity	1,635,370	1,661,237
Total liabilities and equity	$3,545,336	$3,475,028

Fourth Quarter 2017	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

REVENUES
Rental income	$125,063	$116,650	$489,043	$449,601
Other property related income	13,897	12,842	55,001	50,255
Property management fee income	4,522	3,054	14,899	10,183
Total revenues	143,482	132,546	558,943	510,039
OPERATING EXPENSES
Property operating expenses	44,661	42,216	181,508	165,847
Depreciation and amortization	34,855	39,234	145,681	161,865
General and administrative	8,223	8,639	34,745	32,823
Acquisition related costs	232	759	1,294	6,552
Total operating expenses	87,971	90,848	363,228	367,087
OPERATING INCOME	55,511	41,698	195,715	142,952
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(14,924)	(13,328)	(56,952)	(50,399)
Loan procurement amortization expense	(579)	(706)	(2,638)	(2,577)
Equity in losses of real estate ventures	(81)	(845)	(1,386)	(2,662)
Other	(69)	228	872	1,062
Total other expense	(15,653)	(14,651)	(60,104)	(54,576)
NET INCOME	39,858	27,047	135,611	88,376
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(399)	(259)	(1,593)	(941)
Noncontrolling interest in subsidiaries	88	59	270	470
NET INCOME ATTRIBUTABLE TO THE COMPANY	39,547	26,847	134,288	87,905
Distribution to preferred shareholders	—	(539)	—	(5,045)
Preferred share redemption charge	—	(2,937)	—	(2,937)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$39,547	$23,371	$134,288	$79,923

Basic earnings per share attributable to common shareholders	$0.22	$0.13	$0.74	$0.45
Diluted earnings per share attributable to common shareholders	$0.22	$0.13	$0.74	$0.45

Weighted-average basic shares outstanding	181,437	180,053	180,525	178,246
Weighted-average diluted shares outstanding	182,432	181,232	181,448	179,533

Fourth Quarter 2017	Page 9

Same-Store Facility Results (432 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2017	2016	Change	2017	2016	Change

REVENUES
Rental income	$112,399	$107,863	4.2%	$444,290	$424,977	4.5%
Other property related income	11,456	11,264	1.7%	46,131	44,689	3.2%
Total revenues	123,855	119,127	4.0%	490,421	469,666	4.4%

OPERATING EXPENSES
Property taxes	11,020	11,499	(4.2)%	48,851	46,841	4.3%
Personnel expense	9,890	9,558	3.5%	39,887	38,502	3.6%
Advertising	2,031	1,592	27.6%	7,698	7,555	1.9%
Repair and maintenance	1,644	1,623	1.3%	5,867	5,662	3.6%
Utilities	3,314	3,523	(5.9)%	14,328	14,400	(0.5)%
Property insurance	631	709	(11.0)%	2,632	3,180	(17.2)%
Other expenses	4,688	4,665	0.5%	19,829	19,226	3.1%

Total operating expenses	33,218	33,169	0.1%	139,092	135,366	2.8%

Net operating income (1)	$90,637	$85,958	5.4%	$351,329	$334,300	5.1%

Gross margin	73.2%	72.2%		71.6%	71.2%

Period end occupancy (2)	91.7%	91.8%		91.7%	91.8%

Period average occupancy (3)	92.3%	92.3%		93.1%	92.9%

Total rentable square feet	29,561			29,561

Realized annual rent per occupied square foot (4)	$16.48	$15.85	4.0%	$16.15	$15.48	4.3%

Scheduled annual rent per square foot (5)	$16.61	$16.36	1.5%	$16.67	$16.53	0.8%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$90,637	$85,958		$351,329	$334,300
Non same-store net operating income (1)	8,867	5,464		30,538	15,262
Indirect property overhead (6)	(683)	(1,092)		(4,432)	(5,370)
Depreciation and amortization	(34,855)	(39,234)		(145,681)	(161,865)
General and administrative expense	(8,223)	(8,639)		(34,745)	(32,823)
Acquisition related costs	(232)	(759)		(1,294)	(6,552)

Operating Income	$55,511	$41,698		$195,715	$142,952

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at December 31 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

Fourth Quarter 2017	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income attributable to the Company's common shareholders	$39,547	$23,371	$134,288	$79,923

Add:
Real estate depreciation and amortization:
Real property	34,136	38,570	142,961	159,495
Company's share of unconsolidated real estate ventures	2,527	2,868	10,243	11,016
Noncontrolling interests in the Operating Partnership	399	259	1,593	941

FFO attributable to common shareholders and OP unitholders	$76,609	$65,068	$289,085	$251,375

Add (deduct):
Loan procurement amortization expense - early repayment of debt	—	—	190	—
Acquisition related costs (1)	257	962	1,319	6,932
Preferred share redemption charge	—	2,937	—	2,937
Property damage related to hurricanes, net of expected insurance proceeds (2)	(550)	—	874	—

FFO, as adjusted, attributable to common shareholders and OP unitholders	$76,316	$68,967	$291,468	$261,244

Earnings per share attributable to common shareholders - basic	$0.22	$0.13	$0.74	$0.45
Earnings per share attributable to common shareholders - diluted	$0.22	$0.13	$0.74	$0.45
FFO per share and unit - fully diluted	$0.42	$0.36	$1.57	$1.38
FFO, as adjusted per share and unit - fully diluted	$0.41	$0.38	$1.59	$1.44

Weighted-average basic shares outstanding	181,437	180,053	180,525	178,246
Weighted-average diluted shares outstanding	182,432	181,232	181,448	179,533
Weighted-average diluted shares and units outstanding	184,310	183,276	183,598	181,691

Dividend per common share and unit	$0.30	$0.27	$1.11	$0.90
Payout ratio of FFO, as adjusted	73.2%	71.1%	69.8%	62.5%

(1)

Acquisition related costs for the three months ended and year ended December 31, 2016 include $0.2 million and $0.4 million, respectively, of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures.

(2)

Property damage related to hurricanes, net of expected insurance proceeds for the year ended December 31, 2017 includes $0.1 million of storm damage related costs that are included in the Company’s share of equity in losses of real estate ventures.

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